August 6, 2002



     PVF CAPITAL CORP. ANNOUNCES COMPLETION OF EXISTING STOCK REPURCHASE PROGRAM, COMMENCEMENT OF NEW STOCK REPURCHASE PROGRAM AND THE APPOINTMENT OF A NEW DIRECTOR

     PVF Capital Corp. announced that it has completed its previously announced stock repurchase program and is commencing a new stock repurchase program. Pursuant to its stock repurchase program commenced on June 1, 1999, the Company repurchased a total of 260,251 shares of its common stock. Under the new stock repurchase program, the Company may acquire up to 262,844 shares of the Company's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     John R. Male, Chairman of the Board, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within 12 months. Mr. Male explained that the Board of Directors considers the Company's common stock to be an attractive investment. It is expected that a reduction in the amount of the Company's outstanding stock would have the effect of increasing the Company's per share earnings and return on equity. According to Mr. Male, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     Chairman Male also announced that Raymond J. Negrelli has been appointed a Director of the Company and of Park View Federal Savings Bank effective August 1, 2002. Mr. Negrelli is the president of Raymond J. Negrelli, Inc., a commercial real estate management and brokerage firm with emphasis on retail properties in northeast Ohio; a general partner in Bay Properties Co., a commercial real estate investment and development company with a focus on retail and office properties in northeast Ohio; and, a general partner in Landerbrook Co., land developers of the Landerbrook Office Park in the City of Mayfield Heights, Ohio.

     Mr. Negrelli's professional designations include Registered Home Builder, NAHB, Licensed Real Estate Broker, State of Ohio, Real Estate Education Instructor, State of Ohio, and Certified Residential Appraiser. Mr. Negrelli has been a member and trustee of the Builders Association, and was a member of the Cleveland Area Board of Realtors and the National Residential Appraisers Institute. He is currently a Community Leadership Council Member of Hillcrest Hospital, Mayfield Heights, Ohio.

     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current
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expectation regarding important risk factors including, but not limited to, real estate  values,  and the impact of  interest  rates on  financing.  Accordingly,
actual  results  may  differ  from  those   expressed  in  the   forward-looking
statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

     PVF Capital Corp.'s common stock trades on the Nasdaq Small-Cap market under the symbol PVFC

     Submitted by: C. Keith Swaney 440-248-7171